Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161449

KBS LEGACY PARTNERS APARTMENT REIT, INC.
SUPPLEMENT NO. 6 DATED SEPTEMBER 30, 2011
TO THE PROSPECTUS DATED APRIL 25, 2011

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated April 25, 2011, as supplemented by supplement no. 1 dated April 25, 2011, supplement no. 2 dated April 25, 2011, supplement no. 3 dated May 10, 2011, supplement no. 4 dated July 29, 2011 and supplement no. 5 dated August 12, 2011. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose information regarding the extension of our primary offering.
Extension of the Offering
Our board of directors has approved an extension of our primary offering of 200,000,000 shares until the earlier of the sale of all 200,000,000 shares or February 28, 2013. If we have not sold all of the primary offering shares by February 28, 2013, we may continue this offering until March 12, 2013. Under rules promulgated by the SEC, should we determine to register a follow-on offering, we may extend this offering up to an additional 180 days beyond March 12, 2013. If we extend our offering beyond February 28, 2013, we will provide that information in a prospectus supplement.
We plan to continue to offer shares under our dividend reinvestment plan beyond these dates until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the offering for these periods. We may terminate this offering at any time.

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